Exhibit 99.1

SolarWinds Announces First Quarter 2013 Results
AUSTIN, Texas - April 30, 2013 - SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its first quarter ended March 31, 2013.

•	Record GAAP diluted earnings per share of $0.30 and record non-GAAP diluted earnings per share of $0.41 for the first quarter.

•
Record first quarter non-GAAP operating income of $40.7 million, or a non-GAAP operating margin of 56% for the first quarter, representing the second highest non-GAAP operating margin as a public company.

•	Total revenue for the first quarter of $72.9 million, representing 22% year-over-year growth.

•	License revenue for the first quarter of $30.7 million, representing 12% year-over-year growth.

•	Record core product transaction volume growth of 53% year-over-year for the first quarter.

Financial Results
SolarWinds reported total revenue for the first quarter of 2013 of $72.9 million, a 22% increase over total revenue for the first quarter of 2012. License revenue was $30.7 million for the first quarter of 2013, representing a 12% increase over license revenue for the first quarter of 2012. Maintenance revenue was $42.2 million for the first quarter of 2013, representing a 31% increase over maintenance revenue for the first quarter of 2012. Core product transaction volume for the first quarter of 2013 grew by 53% compared to the first quarter of 2012.
On a GAAP basis, diluted earnings per share were $0.30 for the first quarter of 2013 compared to $0.23 for the first quarter of 2012. Non-GAAP diluted earnings per share were $0.41 for the first quarter of 2013 compared to $0.30 for the first quarter of 2012.
Net cash provided by operating activities was $30.9 million for the first quarter of 2013 compared to $28.2 million for the first quarter of 2012, representing a year-over-year increase of 10%. Free cash flow was $34.8 million for the first quarter of 2013 compared to $30.7 million for the first quarter of 2012, representing a year-over-year increase of 13%. Cash, cash equivalents, and investments at the end of the first quarter of 2013 were $274.0 million, an increase of $32.2 million from the end of the fourth quarter of 2012.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights
"The first quarter of 2013 provides a good example of the overall strength of the business model we have built at SolarWinds. Despite a good start to the first quarter, solid interest in many of our core products did not translate into the level of new license sales we anticipated and we did not deliver the level of new license sales and total revenue growth we expected for the first quarter of 2013.  However, given 31% year-over-year maintenance revenue growth along with the operating leverage inherent in our unique business model, we were once again able to deliver strong profitability that exceeded expectations," said Kevin Thompson, SolarWinds' Chief Executive Officer.
 "Our team is focused on continuing to grow our business quickly. We believe we have taken the appropriate actions and have the right demand generation and product strategies in place in order to accelerate our pace of new business growth while delivering a continued combination of strong profitability and free cash flow to shareholders," added Thompson.

SolarWinds business highlights during the first quarter of 2013 include:

•
SolarWinds released Alert Central®, its first full-featured free product, designed to help simplify IT alert management.  The release of Alert Central reflects SolarWinds continued commitment to the IT community, which has been forced to make do with tedious manual processes and over-priced solutions for IT alert management, with a powerful and easy-to-use solution for an unlimited number of users. With Alert Central, IT pros can now centralize IT alerts from multiple systems in a single, consolidated view, give team members access to a scheduling calendar, escalate alerts automatically, and enable IT personnel to respond from their computers or mobile devices.

•
SolarWinds continued to add depth and breadth to its product portfolio including an update to SolarWinds Server and Application Monitor (SAM) that added remediation capabilities enabling IT pros to resolve server and application issues directly from SAM's web console, among other improvements.  SolarWinds also built upon its suite of network management products with the release of Network Topology Manager (NTM).  NTM is an affordable, internally developed product for discovering all devices on a multi-protocol network, creating detailed and dynamic network topology maps, and maintaining maps for network regulatory compliance.

•
The company's ongoing investment in product updates and improvements based on the input from its users was reflected in additional accolades and awards for a number of SolarWinds products in the first quarter. SolarWinds Network Performance Monitor (NPM) and SolarWinds Server and Application Monitor (SAM) received recognition from readers of technology and IT management publications including Redmond Magazine 2012 Reader's Choice awards for Best Network and Systems Management, Best Application Performance Management, and Best Systems Performance Management Products.  SolarWinds' products also received accolades in SC Magazine's 2013 Reader Trust Awards with SolarWinds Network Configuration Manager (NCM) winning Gold for Best Policy Management Solution and SolarWinds Log & Event Manager (LEM) named as a finalist for Best Security Information/Event Management (SIEM) Appliance. Readers of WindowsNetworking.com voted to name DameWare® Remote Support as their first choice in Remote Support software for the fifth time in six years.

"We generated strong non-GAAP operating margins and record non-GAAP earnings per share in the first quarter," added Mike Berry, SolarWinds' Chief Financial Officer. "For the full year, we have increased our non-GAAP operating margin and earnings per share outlook reflecting our performance in the first quarter along with an ongoing confidence in our ability to balance investment in growth with our disciplined ROI-based approach to spending."
Financial Outlook
As of April 30, 2013, SolarWinds is providing its financial outlook for its second quarter and full year of 2013. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the second quarter of 2013 and for the full year 2013. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not something that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.
Financial Outlook for the Second Quarter of 2013
SolarWinds' management currently expects to achieve the following results for the second quarter of 2013:

•	Total revenue in the range of $77.8-$78.8 million, or 21% to 23% growth over the second quarter of 2012.

•	Non-GAAP operating income representing approximately 52% of revenue.

•	Non-GAAP diluted earnings per share of approximately $0.37-$0.38.

•	Weighted average outstanding diluted shares of approximately 77.3 million.
Financial Outlook for Full Year 2013
SolarWinds' management is revising its outlook, previously announced on February 4, 2013, and currently expects to achieve the following results for the full year 2013:

•	Total 2013 revenue in the range of $326.5-$334.0 million, or 21% to 24% year-over-year growth.

•	Non-GAAP operating income for the full year representing 52%-53% of revenue.

•	Non-GAAP diluted earnings per share of $1.59-$1.65.

•	Weighted average outstanding diluted shares of approximately 77.5 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-503-8163 and internationally at +1-719-457-2634. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds' financial outlook, growth opportunity and our belief that we have taken the appropriate actions and have the right demand generation and product strategies in place in order to accelerate our pace of new business growth while delivering a continued combination of strong profitability and free cash flow to shareholders. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “continue,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the inability to expand our sales operations effectively to respond to increases in demand; (d) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (e) the inability to increase sales to existing customers and to attract new customers; (f) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (g) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (h) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2012 and the Form 10-Q that SolarWinds anticipates filing on or before May 10, 2013. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.

As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, Alert Central, DameWare and thwack are registered trademarks of SolarWinds. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. Any other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
Copyright © 2013 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$221,325	$179,702
Short-term investments	44,438	49,276
Accounts receivable, net of allowances of $308 and $271 as of March 31, 2013 and December 31, 2012, respectively	34,315	32,506
Income tax receivable	1,776	142
Deferred taxes	3,036	1,712
Prepaid and other current assets	2,723	3,322
Total current assets	307,613	266,660
Property and equipment, net	8,267	8,342
Long-term investments	8,232	12,823
Deferred taxes	1,207	338
Goodwill	157,882	158,601
Intangible assets and other, net	65,790	70,631
Total assets	$548,991	$517,395
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,764	$4,050
Accrued liabilities	8,052	14,226
Accrued earnout	123	121
Income taxes payable	1,910	4,037
Current portion of deferred revenue	103,251	97,672
Total current liabilities	117,100	120,106
Long-term liabilities:
Deferred revenue, net of current portion	6,028	5,084
Non-current deferred taxes	858	483
Other long-term liabilities	10,997	8,908
Total liabilities	134,983	134,581
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,121,383 and 74,633,412 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	75	75
Additional paid-in capital	239,739	229,277
Accumulated other comprehensive loss	(3,412)	(1,145)
Accumulated earnings	177,606	154,607
Total stockholders’ equity	414,008	382,814
Total liabilities and stockholders’ equity	$548,991	$517,395

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended March 31,
	2013	2012
Revenue:
License	$30,725	$27,457
Maintenance and other	42,185	32,214
Total revenue	72,910	59,671
Cost of license revenue	2,761	1,880
Cost of maintenance and other revenue	2,870	2,393
Gross profit	67,279	55,398
Operating expenses:
Sales and marketing	20,300	16,560
Research and development	7,846	6,671
General and administrative	9,821	8,449
Total operating expenses	37,967	31,680
Operating income	29,312	23,718
Other income (expense):
Interest income	123	88
Other expense, net	(151)	(16)
Total other income (expense)	(28)	72
Income before income taxes	29,284	23,790
Income tax expense	6,285	6,659
Net income	$22,999	$17,131
Net income per share:
Basic earnings per share	$0.31	$0.23
Diluted earnings per share	$0.30	$0.23
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	74,987	73,743
Shares used in computation of diluted earnings per share	76,672	75,440

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended March 31,
	2013	2012
GAAP cost of revenue	$5,631	$4,273
Amortization of intangible assets (1)	(2,553)	(1,682)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(175)	(92)
Non-GAAP cost of revenue	$2,903	$2,499

GAAP gross profit	$67,279	$55,398
Amortization of intangible assets (1)	2,553	1,682
Stock-based compensation expense and related employer-paid payroll taxes (2)	175	92
Non-GAAP gross profit	$70,007	$57,172

GAAP sales and marketing expense	$20,300	$16,560
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,870)	(1,393)
Non-GAAP sales and marketing expense	$17,430	$15,167

GAAP research and development expense	$7,846	$6,671
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,288)	(801)
Non-GAAP research and development expense	$6,558	$5,870

GAAP general and administrative expense	$9,821	$8,449
Amortization of intangible assets (1)	(1,885)	(1,825)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,613)	(1,848)
Acquisition related adjustments (3)	(50)	(222)
Non-GAAP general and administrative expense	$5,273	$4,554

GAAP operating expenses	$37,967	$31,680
Amortization of intangible assets (1)	(1,885)	(1,825)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(6,771)	(4,042)
Acquisition related adjustments (3)	(50)	(222)
Non-GAAP operating expenses	$29,261	$25,591

GAAP operating income	$29,312	$23,718
Amortization of intangible assets (1)	4,438	3,507
Stock-based compensation expense and related employer-paid payroll taxes (2)	6,946	4,134
Acquisition related adjustments (3)	50	222
Non-GAAP operating income	$40,746	$31,581

GAAP other income (expense)	$(28)	$72
Acquisition related adjustments (3)	2	9
Non-GAAP other income (expense)	$(26)	$81

GAAP income tax expense	$6,285	$6,659
Income tax effect on non-GAAP exclusions (4)	3,228	2,191
Non-GAAP income tax expense	$9,513	$8,850

GAAP net income	$22,999	$17,131
Amortization of intangible assets (1)	4,438	3,507
Stock-based compensation expense and related employer-paid payroll taxes (2)	6,946	4,134
Acquisition related adjustments (3)	52	231
Tax benefits associated with above adjustments (4)	(3,228)	(2,191)
Non-GAAP net income	$31,207	$22,812

Non-GAAP diluted earnings per share (5)	$0.41	$0.30
Weighted-average shares used in computing diluted earnings per share	76,672	75,440

Percentage of Revenue:

GAAP gross profit	92.3%	92.8%
Non-GAAP adjustments (1)(2)	3.7	3.0
Non-GAAP gross profit	96.0%	95.8%

GAAP operating margin	40.2%	39.7%
Non-GAAP adjustments (1)(2)(3)	15.7	13.2
Non-GAAP operating margin	55.9%	52.9%

GAAP net income	31.5%	28.7%
Non-GAAP adjustments (1)(2)(3)(4)	11.3	9.5
Non-GAAP net income	42.8%	38.2%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(5)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities
(In thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$30,887	$28,171
Excess tax benefit from stock-based compensation	4,730	3,309
Purchases of property and equipment	(782)	(771)
Free cash flow (1)	$34,835	$30,709

(1)
Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$22,999	$17,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,322	4,296
Provision for doubtful accounts	73	40
Stock-based compensation expense	6,341	3,865
Deferred taxes	(1,879)	(495)
Excess tax benefit from stock-based compensation	(4,730)	(3,309)
Discount (premium) on investments	21	(168)
Other non-cash expenses (benefits)	(14)	382
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(1,995)	(814)
Income taxes receivable	15	50
Prepaid and other assets	570	73
Accounts payable	(278)	362
Accrued liabilities	(6,053)	(1,394)
Income taxes payable	3,074	3,216
Deferred revenue	7,421	4,936
Net cash provided by operating activities	30,887	28,171
Cash flows from investing activities
Purchases of investments	—	(11,780)
Maturities of investments	9,279	9,540
Purchases of property and equipment	(782)	(771)
Purchases of intangible assets	(113)	(141)
Acquisition of businesses, net of cash acquired	—	(11,034)
Net cash provided by (used in) investing activities	8,384	(14,186)
Cash flows from financing activities
Repurchase of common stock	(4,347)	(1,334)
Exercise of stock options	3,738	3,256
Excess tax benefit from stock-based compensation	4,730	3,309
Earnout payments for acquisitions	—	(3,203)
Net cash provided by financing activities	4,121	2,028
Effect of exchange rate changes on cash and cash equivalents	(1,769)	616
Net increase in cash and cash equivalents	41,623	16,629
Cash and cash equivalents
Beginning of period	179,702	122,707
End of period	$221,325	$139,336
Supplemental disclosure of cash flow information
Cash paid for income taxes	$5,009	$3,812
Non-cash financing transactions
Accrued earnout	$—	$951